Exhibit 99.2


       Dial Thru International Enters Into a Binding Letter of Intent to
                   Acquire Integrated Communications, Inc.

           Acquisition to Significantly Increase Dial Thru's Revenue


 LOS ANGELES -- 09/06/05 -- Dial Thru International, Inc. (OTCBB: DTIX), a provider of Voice Over Internet Protocol (VoIP) products and services, today announced it has entered into a binding letter of intent to acquire certain assets and the customer base of privately-held Integrated Communications, Inc. (Integrated).

 Integrated, located in Englewood, New Jersey, has been successfully providing retail and wholesale VoIP services for the past four years. The transaction is expected to close on September 30, 2005 and is subject to customary closing conditions, consents and approvals.

 "The acquisition of Integrated significantly increases our revenue and provides many synergies through enhanced products and an expanded retail and wholesale presence," stated John Jenkins, Dial Thru's Chairman and CEO. "We believe the addition of Integrated's retail revenues, customers, employees and supplementary switching infrastructure will enhance our ability to scale our own VoIP growth strategy." He added, "We will continue to seek out additional acquisitions that will help us to grow our business."

 "We are very excited to join forces with Dial Thru. Together, I believe we are well positioned to capitalize on market opportunities within the VoIP services sector," said James Milana, CEO of Integrated. "DTI's unique business plan of targeting selected 'niche markets', such as the US military, is what made this such an easy decision to join forces and build what we believe will be a successful VoIP company."


 About Dial Thru International

 Founded in 1997, Dial Thru provides value-added Voice over Internet Protocol (VoIP) communication services to customers, both domestically and internationally. Dial Thru has become a leading provider of proven, high-quality Internet telephony products, services and infrastructure for service providers, businesses and individuals worldwide. The company's VoIP offerings include PC-to-phone, phone-to-phone and broadband phone solutions. Dial Thru's network spans more than 15 countries on five continents. The company also provides a robust back-office suite of products, including billing, operations management, marketing support, inventory management, accounts payable, accounts receivable, sales force automation, commission management, trouble ticket reporting and network management online, so that any business customer can manage his telecommunications system in a real-time environment. For more information about Dial Thru, please visit www.dialthru.com.

 Except for historical matters contained herein, the matters discussed in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Dial Thru's business and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are the inherent uncertainty of financial estimates and projections, the competitive environment for Internet telephony, Dial Thru's limited operating history, changes of rates of all related telecommunications services, the level and rate of customer acceptance of new products and services, legislation that may affect the Internet telephony industry, rapid technological changes, and other risk factors contained in Dial Thru's periodic reports on Form 10-K and Forms 10-Q and 10-QSB on file with the SEC and available through http://www.sec.gov.

 Contact:

 John Jenkins
 CEO
 Dial Thru International
 310-566-1701

 Ed Lewis
 CEOcast, Inc., for Dial Thru International
 212-732-4300